Exhibit 4.5.11

RECEIVABLES AND BANK ACCOUNT PLEDGE AGREEMENT

by and between

HERTZ BELGIUM NV

as Pledgor

and

BNP PARIBAS S.A.

as Pledgee

Dated 21 December 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

1.1 DEFINITIONS		2
1.2 INTERPRETATION AND CONSTRUCTION		4

2.	PLEDGE	5

2.1	PLEDGE	5
2.2	PRESERVATION OF PLEDGE	5

3.	SCOPE OF THE PLEDGE	6

3.1	CONTINUING SECURITY	6
3.2	ADDITIONAL SECURITY	6
3.3	DEFERRAL OF PLEDGOR’S RIGHTS	6

4.	NOTIFICATION	6

4.1	THIRD PARTY NOTICE	6
4.2	BANK NOTICE	7

5.	USE OF PLEDGED ASSETS	7

5.1	OPERATION OF THE RECEIVABLES	7
5.2	OPERATION OF THE BANK ACCOUNT	7
5.3	COLLECTION MANDATE	8

6.	REPRESENTATIONS AND WARRANTIES	8

6.1	OWNERSHIP	8
6.2	VALID AND BINDING OBLIGATIONS	8
6.3	NO BREACH	9

7.	RESTRICTIONS AND UNDERTAKINGS	9

7.1	SECURITY	9
7.2	DISPOSAL	9
7.3	INFORMATION	9
7.4	EXERCISE OF RIGHTS	10
7.5	ATTACHMENTS	10
7.6	GENERAL UNDERTAKING	10
7.7	UNDERTAKING REGARDING INSURANCE POLICY RECEIVABLES	10

8.	ENFORCEMENT	10

9.	APPLICATION OF PROCEEDS	11

10.	DISCLAIMER OF LIABILITY	11

11.	DISCHARGE	11

11.1	RELEASE	11

1

11.2	RETENTION OF SECURITY	12

12.	POWER OF ATTORNEY	12

12.1	APPOINTMENT	12
12.2	RATIFICATION	13

13.	EVIDENCE OF DEBT	13

14.	MISCELLANEOUS	13

14.1	NOTICES	13
14.2	DELEGATION OF POWERS	13
14.3	NO IMPLIED WAIVER	13
14.4	AMENDMENTS	14
14.5	SEVERABILITY	14
14.6	ENTIRE AGREEMENT	14
14.7	BENEFIT OF THIS AGREEMENT	14
14.8	ASSIGNMENT	14
14.9	FURTHER ASSURANCES	14
14.10	GOVERNING LAW	15
14.11	JURISDICTION	15

SCHEDULES TO THIS AGREEMENT:

SCHEDULE A:	Third Party Notice
SCHEDULE B:	Initial Bank Notice
SCHEDULE C:	Form of Consent from the Bank
SCHEDULE D:	Later Bank Notice
SCHEDULE E:	Bank Accounts and Banks
SCHEDULE F:	Receivables

2

RECEIVABLES AND BANK ACCOUNT PLEDGE AGREEMENT

THIS RECEIVABLES AND BANK ACCOUNT PLEDGE AGREEMENT is dated 20 December 2005 and made by and between:

(1)                     HERTZ belgium NV, a naamloze vennootschap/société anonyme organised under the laws of Belgium, having its registered office at Excelsiorlaan 20, 1930 Zaventem, and recorded with the register of legal entities (Brussels) under company number 0401.678.879, represented for the purposes of this Agreement by Aad Monster in his/her capacity as General Manager,

hereinafter referred to as the “Pledgor”,

and :

(2)                     BNP PARIBAS S.A., a société anonyme organised under the laws of France and authorised as a credit institution,, having its registered office at 24, boulevard des Italiens, 75009 Paris, France, and registered with the Registre du Commerce et des Sociétés de Paris under the number 662 042 449, acting in its own name for and on behalf of the Beneficiaries as Security Agent;

hereinafter referred to as the “Pledgee” or the “Security Agent”,

WHEREAS

(A)       The Pledgor, among others, has been granted facilities in accordance with the Senior Bridge Facilities Agreement (as defined below).

(B)       Pursuant to Clause 3.1 of the Senior Bridge Facilities Agreement and Clause 12 of Part 1 of Schedule 4 attached thereto, it is a condition to the Banks making and continuing to make facilities available under the Senior Bridge Facilities Agreement that the Pledgor enters into this Pledge Agreement in order to secure payment of the Secured Liabilities.

(C)       The Pledgor has agreed to enter into this Agreement in favour of the Pledgee in respect of (i) any receivables under the relevant Dealer and Buy-Back Agreements (as defined below), (ii) the benefit of Bank Guarantees (of buy-back obligations), (iii) any insurance policies, (iv) the credit balance of its bank accounts and (v) its VAT credit, as security for the Pledgor’s obligations towards the Beneficiaries in connection with the Finance Documents.

(D)       Pursuant to Clause 34 of the Senior Bridge Facilities Agreement, it has been agreed that the benefit of this Pledge shall be held by the Pledgee on behalf of itself and the Beneficiaries and its and their respective successors, assignees and transferees.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS :

1.         DEFINITIONS AND INTERPRETATION

1.1   Definitions

a)         Capitalised terms used in this Agreement, including the introductory paragraph and the preliminary statements hereto, shall carry the meanings specified in the Senior Bridge Facilities Agreement, except where the context indicates otherwise or when defined herein.

b)         The following terms shall have the following meaning:

Agreement	means the present receivables and bank account pledge agreement.

Bank Account	means the bank accounts listed in Schedule E opened with the Banks.

Bank	means any of the banks, listed in Schedule E.

Bank Guarantees	means the bank guarantee dated 25 November 2005 by and between Dexia Bank NV as Guarantor and Visibuzz SPRL as Benenficiary for an amount of EUR 65,000 in favour of the Pledgor.

Beneficiaries	means the Finance Parties represented by the Security Agent.

Dealer and Buy-Back Agreements

means the dealer and buy-back agreements as listed in Schedule F hereto, as may be completed and amended from time to time it being understood that Schedule F is attached for convenience purposes and does not affect the number of debtors of Receivables.

Enforcement Event

means an Event of Default, as defined in the Senior Bridge Facilities Agreement, which is continuing and has not been waived under the Senior Bridge Facilities Agreement and which has resulted in the Facility Agent serving a notice under Clause 23.16 (a) of the Senior Bridge Facilities Agreement.

Initial Bank Notice	means the notice referred to in Clause 4.2 a), substantially in the form of Schedule B.

Later Bank Notice	means the notice referred to in Clause 4.2 c), substantially in the form of Schedule D.

Lien

means, with respect to any asset, any mortgage, charge, encumbrance, pledge, lien (including “privilège / voorrecht”), security interest, attachment or similar restriction of any kind in respect of the Pledged Assets.

Party/Parties	means any party/parties to this Agreement.

Pledge	means the first priority pledge (“gage de premier rang / pand in eerste rang”) created by or pursuant to this Agreement.

Pledged Assets	means the Receivables and the credit balance (including principal and interest) from time to time outstanding on the Bank Account.

Receivables

means any and all present and future, actual or contingent, receivables (“schuldvorderingen / créances”) owing to the Pledgor for any reason whatsoever, including without limitation (i) all receivables owing to the Pledgor under the relevant Dealer and Buy-Back Agreement by its trade debtors in respect of goods and services supplied or to be supplied (“Dealer and Buy-Back Agreements Receivables”), (ii) all receivables owing to the Pledgor by other group companies of any kind and nature whatsoever (“Intragroup Receivables”), (iii) all receivables owing to the Pledgor by any insurance company resulting from any insurance policy, whether as insurance indemnities, refunds or premium or otherwise (“Insurance Policy Receivables”), (iv) the benefit owing to the Pledgor under the Bank Guarantees (“Bank Guarantees Receivables”), and (v) its VAT Credit (“VAT Credit Receivables”).

Secured Liabilities

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Finance Parties and the Security Agent (including the Hedging Banks) (or any of them) under the Finance Documents (or any of them).

Senior Bridge Facilities Agreement

means a senior bridge facilities agreement dated 21 December 2005 entered into between Hertz International, Ltd, as Parent, Hertz Europe Limited, as Coordinator, BNP Paribas S.A. and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon S.A., as Co-

Arranger, BNP Paribas S.A., The Royal Bank of Scotland plc and Calyon S.A., as Joint Bookrunners, the financial institutions named therein, as Banks, BNP Paribas S.A., as Global Coordinator, BNP Paribas S.A. as the Security Agent and the Facility Agent, the Original Borrowers and the Original Guarantors named therein.

Third Party Notice	means the notice referred to in Clause 4.1, substantially in the form of Schedule A.

Third Party

means any debtor, customer, client, group company, insurance company and/or other person owing a Receivable to the Pledgor, other than the Bank and as listed in Schedule F, as may be completed and amended from time to time it being understood that Schedule F is attached for convenience purposes and does not affect the number of debtors of Receivables.

VAT Credit	means any credit that the Pledgor might have against the relevant VAT authorities

1.2   Interpretation and construction

a)         In this Agreement, unless the contrary intention appears, a reference to

(i)         a provision of law is a reference to that provision as amended or re-enacted;

(ii)        a person includes its successors, transferees and assigns;

(iii)       any document, agreement or other instrument is a reference to that document, agreement or other instrument as from time to time amended, modified, restated, novated, varied or supplemented;

(iv)       a Clause or a Schedule is a reference to a clause or a schedule of this Agreement; and

(v)        words denoting the plural shall include the singular and vice versa and words denoting one gender shall include another gender.

b)         No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision or because that Party is relying on that particular provision.

c)         English language words used in this Agreement intend to describe Belgian legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d)         This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom or relating thereto and any translation thereof, the English language version shall prevail.

e)         Any Belgian legal concept referred to in this Agreement shall, in respect of any jurisdiction other than Belgium, be deemed to include such concepts as in that jurisdiction most closely approximate the Belgian legal concept.

f)          The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

g)         Any Schedule and Annex referred to in this Agreement forms an integral part of this Agreement and any reference to this Agreement shall include a reference to the Schedules and Annexes. In the event of any inconsistency or contradiction between the body of this Agreement and any of the Schedules or Annexes, the provisions of the former shall take preference.

h)         The titles and headings in this Agreement or any agreement resulting therefrom or relating thereto are inserted for convenience and reference only and shall in no way affect the meaning, construction or interpretation of any provision thereof.

2.         PLEDGE

2.1       Pledge

a)         The Pledgor hereby grants to the Pledgee on behalf of the Beneficiaries, which accepts, a first priority pledge (“gage de premier rang / pand in eerste rang”) over the Pledged Assets in order to secure the prompt and complete payment of all Secured Liabilities.

b)         Unless otherwise provided in this Agreement, the Pledge shall be governed by the Belgian Act of 5 May 1872 on commercial pledges and, in relation to the Bank Accounts, the Belgian Act of 15 December 2004 on financial collateral.

2.2       Preservation of Pledge

If and to the extent that at any time, and from time to time, in the reasonable opinion of the Pledgee, it shall be necessary or appropriate that further instruments be executed or further action be taken in order to create, preserve or perfect a valid first priority right of pledge on any Pledged Assets or to enable the Pledgee to exercise and enforce its rights with respect to any Pledged Assets, the Pledgor shall as soon as possible execute such further instruments or take such further action, at its expenses and in such manner and form as the Pledgee may require.

3.         SCOPE OF THE PLEDGE

3.1       Continuing Security

The Pledge shall constitute continuing security in accordance with Article 24.3 of the Senior Bridge Facilities Agreement.

3.2       Additional security

a)         All rights of the Pledgee hereunder shall be in addition to, and without prejudice of, any other right vested in the Pledgee and the Pledge is in addition to and shall not prejudice or affect, and may be enforced by the Pledgee without prior recourse to, any other security interest or remedy.

b)         The Pledgor waives the right it may have, if any, of first requiring the Pledgee to proceed against, or enforce any other Lien from, any person before enforcing the Pledge under this Agreement.

3.3       Deferral of Pledgor’s rights

Until all the Secured Liabilities have been unconditionally and irrevocably paid in full and all facilities which might give rise to Secured Liabilities have been terminated and unless the Pledgee otherwise directs, the Pledgor shall not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement or the Senior Bridge Facilities Agreement:

a)         to be subrogated to any rights, security or moneys held, received or receivable by the Pledgee or be entitled to any right of contribution or indemnity; and/or

b)         to claim, rank prove or vote as a creditor of any party or its estate in competition with the Pledgee; and/or

c)         to receive, claim or have the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Pledgee of any guarantee or other security taken pursuant to, or in connection with, the Senior Bridge Facilities Agreement by the Pledgee.

4.         NOTIFICATION

4.1       Third Party Notice

Upon an Enforcement Event, the Pledgee will be entitled to notify any Third Party, by registered mail, with a copy to the Pledgor, in the form attached as Schedule A, that any moneys or proceeds due under the Receivables may only be discharged by payment to the Pledgee.

4.2       Bank Notice

a)         Initial Bank Notice. Upon execution of this Agreement, the Pledgor shall notify the Bank, by registered mail, with a copy to the Pledgee, in the form of Schedule B, that the balance from time to time, and as the case may be, the final closing balance, of the Bank Account is pledged to the Pledgee pursuant to this Agreement. The Pledgor hereby irrevocably grants all necessary powers to the Pledgee to effect such notification, if the Pledgor fails to do so.

b)         Consent from the Bank. The Pledgor shall promptly use its best efforts to obtain from the Bank and deliver to the Pledgee, within fifteen (15) Business Days from the date of this Agreement, an executed consent form as set out in Schedule C, waiving inter alia any right of set-off and the benefit of “unicity of account” or similar provision in respect of the Bank Account for the benefit of the Plegee.

c)         Later Bank Notice. The Pledgee shall be entitled, upon the occurrence of an Enforcement Event, to notify the Bank (even in the absence of an Initial Bank Notice), by registered mail, with a copy to the Pledgor, that the credit balance of the Bank Account may only be discharged by payment to the Pledgee, and no amount may be received, withdrawn or transferred from the Bank Account by or to any other person without the Pledgee’s written consent, in the form attached as Schedule D.

5.         USE OF PLEDGED ASSETS

5.1       Operation of the Receivables

a)         The Pledgor shall be entitled, as a temporary exception to Article 3 of the Belgian Act of 5 May 1872 on commercial pledges, to collect and use all monies or proceeds in principal and interest which are due in respect of the Receivables, subject only to the restrictions expressly set out in this Agreement or the Senior Bridge Facilities Agreement, until a Third Party Notice has been delivered in respect of such Receivables.

b)         The Pledgor undertakes to deposit all moneys and proceeds collected in accordance with paragraph a) of this Clause 5.1 hereof on the Bank Account.

c)         Immediately upon the delivery of the Third Party Notice to any of the Third Parties, the Pledgee shall collect all moneys and proceeds which are paid in respect of the Receivables concerned.

5.2       Operation of the Bank Account

a)         The Pledgor shall be entitled, as a temporary exception to Article 3 of the Belgian Act of 5 May 1872 on commercial pledges, to operate the Bank Account in the ordinary course of trade, and in particular to receive, withdraw or transfer any funds from such Bank Account, until a Later Bank Notice has been delivered.

b)         As soon as a Later Bank Notice has been delivered by the Pledgee, the credit balance of the Bank Account may only be discharged by payment to the Pledgee, in accordance with Article 3 of the Belgian Act of 5 May 1872 on commercial pledges, and no amount may be received, withdrawn or transferred from the Bank Account by or to any other person without the Pledgee’s written consent.

5.3       Collection mandate

As soon as a Third Party Notice and/or a Later Bank Notice has/have been delivered, any principal amount, interest or other moneys or property hereby pledged which may be received by the Pledgor shall be held in the name and for the account of the Pledgee and paid or delivered to the Pledgee for application against the Secured Liabilities.

In the absence of any Secured Liabilities then due and payable, the Pledgee may, at its sole discretion, either refund the amount of such paid Receivables to the Pledgor, or hold such amount as collateral for the Secured Liabilities, provided in the latter case that interest will accrue in favour of the Pledgor.

6.         REPRESENTATIONS AND WARRANTIES

The Pledgor makes the representations and warranties set out in this Clause 6 to the Pledgee.

The Pledgor undertakes to the Pledgee that these representations and warranties shall at all times remain true and correct until full discharge of the Pledge in accordance with Clause 11.

6.1       Ownership

The Pledgor has full right and title to the Pledged Assets. Except as permitted in the Finance Documents, there is no Lien on any Pledged Asset other than the Pledge, nor any authority granted or undertaking to create the same. There is no floating charge (“pand op handelszaak / gage sur fonds de commerce”) or other similar foreign law general Lien on assets of the Pledgor nor any authority granted or undertaking to create the same with the exception of the floating charge in favour of the Pledgee. The Pledged Assets are freely transferable and pledgeable.

6.2       Valid and binding obligations

This Agreement creates a valid and enforceable first priority right of pledge over the Pledged Assets and constitutes legal, valid and binding obligations of the Pledgor, enforceable in accordance with its terms.

6.3       No breach

The execution and performance of this Agreement does not constitute a breach of any contractual or other obligation of the Pledgor.

7.         RESTRICTIONS AND UNDERTAKINGS

7.1       Security

The Pledgor shall not, without the prior written consent of the Pledgee, create or permit to subsist any Lien over any of the Pledged Assets or any part thereof (irrespective of whether ranking before or behind the Pledge), other than this Pledge, unless otherwise permitted under the Finance Documents.

7.2       Disposal

Unless otherwise permitted under the Finance Documents, the Pledgor shall not (nor shall the Pledgor agree to), without the prior written consent of the Pledgee, sell, lease, transfer or otherwise dispose of any of the Pledged Assets or permit any modification of the terms governing the Receivables which could have an adverse impact on the interests of the Pledgee created under this Agreement. Notwithstanding the foregoing, the Pledgor will remain entitled to negotiate any terms or settle any disputes with its manufacturers and dealers as it seems reasonable, provided that such negotiation or settlement does not result in a Material Adverse Effect.

7.3       Information

a)         The Pledgor shall send to the Pledgee, at the Pledgee’s first written request, a print out in a computer readable format with the names of the Third Parties, the outstanding amounts of the Receivables and the legal basis for the Receivables.

b)         The Pledgor shall send to the Pledgee, at the Pledgee’s first written request, a copy of the extracts of, and any documents issued by the Bank in connection with, the Bank Account.

c)         The Pledgor shall, at the Pledgee’s first written request, provide the Pledgee with all material information and supporting documentation relating to the Receivables and the Bank Account and allow the Pledgee to inspect the Pledgor’s administrative records, all of the foregoing to the extent required by the Pledgee in its reasonable discretion for the purpose of this Agreement.

d)         The Pledgor shall send to the Pledgee a complete and updated list of Receivables (a) in respect of the VAT Credit, Bank Guarantee(s), Dealer and Buy-Back Agreements, Insurance Policy Receivables and Intragroup Receivables at least once per semester and for the first time on the date hereof, and (b) in respect of all Receivables, upon the Pledgee’s request, within 2 Business Days after the occurrence of a Enforcement Event.

7.4       Exercise of rights

The Pledgor shall remain liable to observe and perform its obligations and rights in respect of the Receivables and the Bank Account.

7.5       Attachments

The Pledgor shall procure that no executory attachment (“saisie exécutoire / uitvoerend beslag”) is made on any of the Pledged Assets and that any conservatory attachment (“saisie conservatoire / bewarend beslag”) on any of the Pledged Assets is lifted within 60 days of its first being made.

7.6       General undertaking

The Pledgor shall not do, or permit to be done, anything which could prejudice the enforceability of the Pledge.

7.7       Undertaking regarding Insurance Policy Receivables

The Pledgor shall use its reasonable efforts to procure that the Pledgee is named as an additional insured and loss payee with respect to each material insurance maintained by it.

8.         ENFORCEMENT

Without prejudice to any other right or remedy available to the Pledgee, at any time after an Enforcement Event has occurred:

a)         the Pledgee may enforce the Pledge; and

b)         the Pledgee may exercise all rights and remedies it possesses, and may act generally, to the extent permitted by applicable law, in relation to the Pledged Assets in such manner as it shall reasonably determine.

9.         APPLICATION OF PROCEEDS

All moneys received by the Pledgee under or pursuant to this Agreement shall be applied in accordance with the Intercreditor Deed.

10.       DISCLAIMER OF Liability

The Pledgee shall not be liable to the Pledgor for any costs, losses, liabilities or expenses relating to the enforcement of the Pledge or from any act, default, omission or misconduct of the Pledgee, or its officers, employees or agents in relation to the Pledged Assets or in connection with this Agreement and/or the Senior Bridge Facilities Agreement except to the extent caused by the Pledgee’s own gross negligence (“faute grave / grove fout”) or wilful misconduct (“dol / bedrog”).

11.       DISCHARGE

11.1    Release

The Security Agent shall release the Pledge if any of the following events occur :

a)                            Upon (a) the Secured Liabilities being discharged in full and none of the Beneficiaries being under any further actual or contingent obligations to make advances or provide other financial accommodations to the Pledgor or any other person under any of the Finance Documents, or (b) the Pledgor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Senior Bridge Facilities Agreement, the Security Agent shall, at the request and cost of the Parent, release and cancel the Pledge and procure the reassignment to the Pledgor of the Pledged Assets.

b)                            In connection with (a) any Permitted Disposal of any property that is subject to the Pledge, (b) any sale or other disposition of any Pledged Assets otherwise permitted by the Finance Documents that is subject to the Pledge, (c) any sale or other disposition of any Pledged Asset where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Finance Documents, Take-Out Financing, (d) any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Finance Documents to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrances, the Security Agent shall, at the request and cost of the Parent, release and cancel the Pledge and procure the reassignment to the Pledgor of the Pledged Assets pursuant to this Agreement, provided that, to the extent that the disposal of the Pledged Assets is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, the Pledged Assets shall be declared to be automatically released from the Pledge with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release the Pledged Assets.

11.2    Retention of security

a)         Any release of this Pledge shall be null and void and without effect if any payment received by the Pledgee and applied towards satisfaction of all or part of the Secured Liabilities (i) is avoided or declared invalid against the creditors of the maker of such payment, or (ii) becomes repayable by the Pledgee, or (iii) proves not to have been effectively received by the Pledgee.

b)         If any payment by the Pledgor or any discharge given by the Pledgee (whether in respect of any of the Secured Liabilities or any security for the Secured Liabilities or otherwise) is avoided or reduced for whatever reason:

(i)         the liability of the Pledgor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii)        the Pledgee shall, to the extent permitted by applicable law, be entitled to recover the value or amount of that security or payment from the Pledgor, as if the payment, discharge, avoidance or reduction had not occurred, being understood that the Pledgor shall promptly do whatever the Pledgee requires for such purpose, without prejudice to the Pledgor’s other obligations under this Agreement.

12.       POWER OF ATTORNEY

12.1    Appointment

The Pledgor hereby irrevocably appoints the Pledgee its attorney (with full power of substitution) for the purposes of, on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit upon the occurrence of an Enforcement Event :

a)         doing anything which the Pledgor is obliged to do (but has not done) under this Agreement and/or the Senior Bridge Facilities Agreement; and

b)         exercising any of the rights conferred on the Pledgor in relation to the Pledged Assets, under this Agreement, the Senior Bridge Facilities Agreement and/or the Bank Guarantees or any applicable law, provided that such exercising does not violate the corporate interest of the Pledgor.

12.2    Ratification

The Pledgor agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 0, provided that such action by the Pledgee does not violate the corporate interest of the Pledgor.

13.       EVIDENCE OF DEBT

A certificate signed by the Pledgee setting forth any amount due by the Pledgor in respect of the Secured Liabilities shall, in the absence of manifest error and until evidence of the contrary, be prima facie evidence of the existence and amount of the Secured Liabilities.

14.       MISCELLANEOUS

14.1    Notices

All notices or other communications under or in connection with this Agreement shall be given in accordance with the provisions of Clause 42 of the Senior Bridge Facilities Agreement.

14.2    Costs and expenses

All costs and expenses shall be allocated in accordance with Clause 27.2 of the Senior Bridge Facilities Agreement.

14.3    Delegation of powers

The Pledgee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretion vested in it by this Agreement in such manner, upon such terms and to such person as the Pledgee in its absolute discretion may think fit.

14.4    No implied waiver

a)         Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

b)         No failure or delay by the Pledgee to exercise any right, power or remedy under this Agreement shall operate as a waiver thereof.

14.5    Amendments

Except as otherwise provided in this Agreement, no amendment to this Agreement shall have any force or effect unless it is in writing and signed by or on behalf of all Parties having obtained the requisite approval, if any, in accordance with the provisions of the Senior Bridge Facilities Agreement.

14.6    Severability

a)         Each of the provisions of this Agreement is several and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

b)         In case of any such illegality, invalidity or unenforceability, the Parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent practicable in accordance with the intents and purposes of this Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

14.7    Entire agreement

This Agreement contains the entire agreement between the Parties hereto relating to the matters provided herein and supersedes all prior agreements and understandings between the Parties other than the Senior Bridge Facilities Agreement, whether oral or written, regarding the subject matter hereof.

14.8    Benefit of this Agreement

This Agreement shall be binding on, and inure for the benefit of, the Parties and their respective successors.

14.9    Assignment

The Pledgor may not assign or transfer, in full or part, this Agreement or any of its rights, interests or obligations hereunder without the prior consent in writing of the Pledgee.

14.10  Further assurances

In connection with this Agreement and all transactions contemplated hereby, each Party hereto shall execute and deliver all such additional documents and instruments, and perform such additional acts, as any other Party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. All approvals and consents of any Party hereunder shall be in writing.

14.11  Governing law

This Agreement shall be governed by and construed in accordance with the laws of Belgium.

14.12  Jurisdiction

a)         Any dispute arsing out of or in connection with this Agreement, that the Parties are unable to settle amicably, shall be submitted to the exclusive jurisdiction of the competent court in Brussels (Belgium).

b)         The submission to the jurisdiction of the Brussels courts referred to in paragraph a) above shall not limit the right of the Pledgee to initiate proceedings in any other court which may otherwise have jurisdiction.

(signature page follows)

Executed in                                            on 21 December 2005 in two (2) originals, each Party acknowledging the receipt of one original.

HERTZ BELGIUM NV

as Pledgor

By:	/s/ Aad Monster	By:

Name: Aad Monster		Name:
Title: Authorized Signatory		Title:

BNP PARIBAS S.A.

as Pledgee

By:	/s/ Charles Egly	By:

Name: Charles Egly		Name:
Title: Authorized Signatory		Title: